Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 21, 2012 (except for the matters discussed in Notes 25 and 26, as to which the date is December 3, 2012), with respect to the consolidated financial statements, condensed consolidating financial information, and financial statement schedule of ConocoPhillips, included in this Current Report on Form 8-K of ConocoPhillips dated December 3, 2012, in the following registration statements and related prospectuses.

ConocoPhillips	Form S-3	File No. 333-179626

ConocoPhillips	Form S-4	File No. 333-130967

ConocoPhillips	Form S-8	File No. 333-98681

ConocoPhillips	Form S-8	File No. 333-116216

ConocoPhillips	Form S-8	File No. 333-133101

ConocoPhillips	Form S-8	File No. 333-159318

ConocoPhillips	Form S-8	File No. 333-171047

ConocoPhillips	Form S-8	File No. 333-174479

/s/ Ernst & Young LLP

Houston, Texas

December 3, 2012

1